UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2007 (January 24, 2007)

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	0-20750	74-2175590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 North Loop West, Suite 600

Houston, Texas 77092

(Address of principal executive offices) (Zip Code)

(713) 466-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 24, 2007, Sterling Bancshares, Inc., a Texas corporation (“Sterling”), Sterling Bank, a Texas-chartered banking association and wholly-owned subsidiary of Sterling (“Sterling Bank”), and Partners Bank of Texas, a Texas-chartered banking association (“Partners Bank”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Partners Bank with and into Sterling Bank (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger, Sterling will pay aggregate merger consideration of $52,000,000 for all of Partners Bank’s issued and outstanding shares of common stock. The merger consideration will be a combination of cash and Sterling common stock. The cash portion of the Merger consideration will be $25,480,000. The stock portion of the Merger Consideration will be equal to $26,520,000 divided by the average closing price of Sterling common stock for the ten consecutive trading days ending on the fifth day prior to closing. In determining the stock portion of the Merger Consideration, the average price of Sterling common stock is subject to a collar, as more fully described in the Merger Agreement. The Merger Agreement has been approved by the respective Boards of Directors of Sterling, Sterling Bank and Partners Bank, and the transactions contemplated thereby are subject to the approval of the Partners Bank’s shareholders.

The Merger Agreement contains standard representations, warranties and covenants. The Merger Agreement also provides that, under certain circumstances, a party be required to pay the other party a $2,500,000 fee (and reimburse expenses) upon termination. In connection with the Merger, certain key senior employees of Partners Bank will be subject to non-competition agreements. The transactions contemplated by the Merger Agreement are subject to the approval by the Board of Governors of the Federal Reserve System, the Texas Banking Commissioner, the Federal Deposit Insurance Corporation and other regulatory authorities, and closing is expected to occur in the first or second quarter of 2007.

The forgoing summary of the terms of the transaction is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 2.1 to this report.

Item 7.01	Regulation FD Disclosure.

Partners Bank is a privately held bank which operates four banking offices in the Houston area. As of December 31, 2006, Partners Bank had assets of approximately $186 million, loans of $129 million, and deposits totaling $163 million.

On January 25, 2007, Sterling issued a press release announcing the signing of the Merger Agreement, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated January 24, 2007 between Sterling Bancshares, Inc., Sterling Bank and Partners Bank of Texas

99.1	Press Release dated January 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.

Date: January 25, 2007	By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated January 24, 2007 between Sterling Bancshares, Inc., Sterling Bank and Partners Bank of Texas

99.1	Press Release dated January 25, 2007